SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report: (Date of earliest event reported) January 23, 2003



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                               1-3247               16-0393470
(State or other jurisdiction           (Commission          (I.R.S. Employer
of incorporation)                      File Number)         Identification No.)



One Riverfront Plaza, Corning, New York                     14831
(Address of principal executive offices)                    (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events and Regulation FD Disclosure.

Corning completed the divestiture of its precision lens business on December 13, 2002. This document includes schedules restating results for each quarter of 2002 with the precision lens business presented as a discontinued operation.

Concurrent  with  this  press  release,   Corning  introduced  its  Technologies
Operating Segment. Also included in this release is restated segment information for prior quarters of 2002.


Item 7.   Financial Statements and Exhibits.


Exhibits:

The Registrant's press release of January 23, 2003.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              CORNING INCORPORATED
                              Registrant



Date: January 23, 2003        By    /s/  KATHERINE A. ASBECK
                                         ------------------------------------
                                         Katherine A. Asbeck
                                         Senior Vice President and Controller

FOR RELEASE -- JANUARY 23, 2003


Corning Contacts:
Media Relations                        Investor Relations
Daniel F. Collins                      Kenneth C. Sofio
(607) 974-4197                         (607) 974-7705
collinsdf@corning.com                  sofiokc@corning.com





                    Corning Announces Fourth Quarter Results

          $1.46 billion of charges in line with previous announcements
                        LCD glass shipments remain strong

CORNING, N.Y. -- Corning Incorporated (NYSE:GLW) today announced that its fourth-quarter 2002 sales from continuing operations were $736 million and sales from discontinued operations were $65 million. The company reported a loss from continuing operations of $1.14 billion, or $0.96 per share, for the quarter. This loss includes restructuring, impairment and other charges of $1.46 billion ($1.07 billion after-tax), or $0.90 per share, for the fourth quarter. In addition, Corning recognized a pretax gain of $86 million ($53 million after-tax), or $0.04 per share, on the repurchase of debt during the quarter.

Corning's fourth-quarter income from discontinued operations of $430 million, or $0.36 per share, included the after-tax gain on the sale of its precision lens business of $415 million, or $0.35 per share. In total, Corning's net loss for the quarter was $709 million, or $0.60 per share.

James R. Houghton, chairman and chief executive officer, said, "We achieved our goals for the fourth quarter. Our sales were in the range of our guidance for the quarter. We completed a significant portion of our previously announced restructuring actions and we bolstered our liquidity position with the sale of our precision lens business. We believe that these actions are important building blocks as we drive toward our goal of profitability in 2003."


                                     (more)

Corning Announces Fourth Quarter Results
Page Two


Previously Announced Charges
In the fourth quarter, Corning recorded restructuring and impairment charges totaling $1.46 billion ($1.07 billion after-tax). This included:
..    Charges of $652 million ($536 million  after-tax)  related to restructuring actions for: the permanent closure of Corning's optical fiber factories in Australia and Germany; the mothballing of its optical fiber factory in Concord, N.C.; the reductions in capacity and employment in the company's cable, hardware and equipment and photonic technologies businesses; and the
     impairment   of   Corning's   portfolio   of   cost   investments   in  the
     telecommunications segment. The after-tax amount also included a $20 million reduction in equity earnings primarily related to restructuring and impairment charges at Samsung Corning Micro-Optics Company Limited.
..    A charge of $409 million ($239 million after-tax and minority  interest) to impair plant and equipment in the company's conventional television tube glass and photonic technologies businesses.
..    A goodwill  impairment  charge of $400  million  ($294  million  after-tax)
     related to the telecommunications segment.

Fourth-quarter Operating Results
Sales from continuing operations were $736 million compared to the previous quarter's sales of $762 million. Telecommunications segment sales were even with the third quarter due to stronger-than-expected optical fiber shipments to Japan. Optical fiber volume increased sequentially by approximately 6%. In the Technologies segment, which combines the remainder of the Information Display businesses and the Advanced Materials businesses, sales declined from the third quarter primarily due to expected seasonal slowdowns in the environmental and life sciences businesses and lower sales in the conventional television business.

Corning's Display Technologies business achieved record shipments of liquid crystal display glass with sequential volume gains of 6%. These volume increases were offset by the impact of 4% price declines and foreign exchange rates related to the Japanese yen. The company said that the dramatic increase in LCD monitor sales, steady growth in notebook computer purchases and emerging popularity of LCD-TV resulted in a 45% year-to-year increase in flat panel glass volume shipments. Corning said it would continue to bring on additional LCD manufacturing capacity in 2003 to meet anticipated market demand.








                                     (more)

Corning Announces Fourth Quarter Results
Page Three


Full-Year Results
Corning's 2002 sales from continuing operations were $3.16 billion. The year's losses from continuing operations were $1.78 billion, or $1.85 per share. This includes restructuring and impairment charges of $1.50 billion after-tax and minority interest, or $1.45 per share, and a $0.12 per share reduction for preferred dividends declared, offset by after-tax gains of $108 million from the repurchase of debt. Income from discontinued operations was $478 million, or $0.46 per share, and included the gain on sale of the precision lens business of $415 million after-tax. In total, Corning's net loss attributable to common shareholders for the year was $1.43 billion, or $1.39 per share.

2002 Liquidity
Corning ended the fourth quarter with $2.09 billion in cash and short-term investments, up from $1.60 billion at the end of the third quarter. The increase in cash balances quarter-to-quarter is primarily due to the net proceeds of approximately $800 million from the sale of the precision lens business. Corning used $125 million in cash during the fourth quarter to retire debt through open market purchases.

Corning retired $788 million in short, and long-term debt in the past year and raised net proceeds of $442 million in connection with the issuance of a 7.00% mandatory convertible preferred stock offering. Corning ended the year with a debt-to-capital ratio of 46.7%. Corning continues to have complete access to its unused $2 billion revolving line of credit.

In January 2003, Corning used $158 million of cash to repurchase debt through open-market purchase transactions.

Outlook
James B. Flaws, vice chairman and chief financial officer, said, "We are pleased that 2002 is behind us. It was a difficult and disappointing year for Corning's shareholders, our employees and the communities in which we operate. The restructuring actions we took throughout the past year have brought our cost structure in line with business expectations. These actions will help us achieve our goal of being profitable in 2003. We will continue to strengthen our balance sheet by reducing debt. We intend to invest in research and development in support of existing growth businesses such as LCD, as well as emerging opportunities including chemical processing and diesel emissions control."






                                     (more)

Corning Announces Fourth Quarter Results
Page Four


Flaws said the company will provide first-quarter 2003 financial guidance at its annual investor conference at the Pierre Hotel in New York City on Friday, February 7, 2003 and simultaneously via audio webcast. Investors will hear from Houghton, Flaws, Corning's President and Chief Operating Officer Wendell P. Weeks and Corning Technologies President Peter F. Volanakis. Additional information on the conference can be found at the company's investor relations site at www.corning.com.

About Corning Incorporated
Established in 1851, Corning Incorporated (www.corning.com) creates leading-edge technologies that offer growth opportunities in markets that fuel the world's economy. Corning manufactures optical fiber, cable and photonic products in its Telecommunications segment. Corning's Technologies segment manufactures high-performance display glass, and products for the environmental, life sciences, and semiconductor markets.

Conference Call Information
The company will host a conference call at 8:30 a.m. EST on Friday, January 24, 2003. To access the call, dial (630) 395-0023. The password is Earnings. The leader is Sofio. A replay of the call will begin at approximately 10:30 a.m. EST and will run through 5 p.m. EST on Thursday, February 6, 2003. To access the replay, dial (402) 220-4612; a password is not required. A live audio webcast will be available at www.corning.com/investor_relations/ for 14 days following the call.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic conditions; currency exchange rates; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the telecommunications industry and other business segments; the mix of sales between premium and non-premium products; possible disruption in commercial activities due to terrorist activity and armed conflict; ability to obtain financing and capital on commercially reasonable terms; acquisition and divestiture activities; the level of excess or obsolete inventory; the ability to enforce patents; product and components performance issues; and litigation. These and other risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.


                                      ####


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                   CONSOLIDATED STATEMENTS OF INCOME
                                          (Unaudited; in millions, except per share amounts)

                                                      For the three months ended              For the year ended
                                                             December 31,                        December 31,
                                                      --------------------------          -------------------------
                                                          2002           2001                2002           2001
                                                       ---------       ---------          ---------       ---------
Net sales                                              $     736       $     917          $   3,164       $   6,047
Cost of sales                                                631             896              2,562           4,227
                                                       ---------       ---------          ---------       ---------

Gross margin                                                 105              21                602           1,820

Operating expenses:
    Selling, general and administrative expenses             183             296                716           1,090
    Research, development and engineering expenses           113             145                483             622
    Amortization of purchased intangibles                     10              40                 43              76
    Amortization of goodwill                                                  35                                363
    Restructuring, impairment and other charges            1,461             606              2,080           5,717
                                                       ---------       ---------          ---------       ---------

Operating loss                                            (1,662)         (1,101)            (2,720)         (6,048)

Interest income                                                7              18                 41              68
Interest expense                                             (43)            (48)              (179)           (153)
Gain on repurchases of debt                                   86                                176
Other (expense) income, net                                  (28)              1                (38)            (28)
                                                       ---------       ---------          ---------       ---------

Loss from continuing operations before income taxes       (1,640)         (1,130)            (2,720)         (6,161)
Benefit for income taxes                                    (401)           (411)              (726)           (468)
                                                       ---------       ---------          ---------       ---------

Loss from continuing operations before
  minority interests and equity earnings                  (1,239)           (719)            (1,994)         (5,693)
Minority interests                                            81              24                 98              13
Equity in earnings of associated companies,
  net of impairments                                          19              29                116             148
                                                       ---------       ---------          ---------       ---------

Loss from continuing operations                           (1,139)           (666)            (1,780)         (5,532)
Income from discontinued operations,
  net of income taxes                                        430              11                478              34
                                                       ---------       ---------          ---------       ---------

Net loss                                                    (709)           (655)            (1,302)         (5,498)

Dividend requirements of preferred stock                                      (1)              (128)             (1)
                                                       ---------       ---------          ---------       ---------

Loss attributable to common shareholders               $    (709)      $    (656)         $  (1,430)      $  (5,499)
                                                       =========       =========          =========       =========

Basic and diluted (loss) earnings per
  common share from:
    Continuing operations                              $   (0.96)      $   (0.71)         $   (1.85)      $   (5.93)
    Discontinued operations                                 0.36            0.02               0.46            0.04
                                                       ---------       ---------          ---------       ---------
Net loss per common share                              $   (0.60)      $   (0.69)         $   (1.39)      $   (5.89)
                                                       =========       =========          =========       =========

Shares used in computing per share amounts for
  basic and diluted loss per common share                  1,188             944              1,030             933
                                                       =========       =========          =========       =========

The accompanying notes are an integral part of these statements.


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                      CONSOLIDATED BALANCE SHEETS
                                                        (Unaudited; in millions)

                                                                        December 31, 2002         December 31, 2001
                                                                        -----------------         -----------------
Assets

Current assets:
  Cash and cash equivalents                                              $     1,471               $     1,037
  Short-term investments, at fair value                                          619                     1,182
                                                                         -----------               -----------
    Total cash and short-term investments                                      2,090                     2,219
  Trade accounts receivable, net of doubtful accounts
    and allowances - $59 and $60                                                 470                       593
  Inventories                                                                    559                       725
  Deferred income taxes                                                          296                       347
  Other current assets                                                           410                       223
                                                                         -----------               -----------
    Total current assets                                                       3,825                     4,107
                                                                         -----------               -----------

Restricted cash and investments                                                   82
Investments:
  Associated companies, at equity                                                746                       636
  Others, at cost or fair value                                                   23                       142
                                                                         -----------               -----------
    Total investments                                                            769                       778
                                                                         -----------               -----------
Property, net of accumulated depreciation - $3,375 and $3,101                  3,705                     5,097
Goodwill, net of accumulated amortization - $661                               1,715                     1,937
Other intangible assets, net of accumulated
  amortization - $104 and $90                                                    261                       352
Deferred income taxes                                                            887                       313
Other assets                                                                     304                       209
                                                                         -----------               -----------

Total Assets                                                             $    11,548               $    12,793
                                                                         ===========               ===========

Liabilities and Shareholders' Equity

Current liabilities:
  Loans payable                                                          $       204               $       477
  Accounts payable                                                               339                       441
  Other accrued liabilities                                                    1,137                     1,076
                                                                         -----------               -----------
    Total current liabilities                                                  1,680                     1,994
                                                                         -----------               -----------

Long-term debt                                                                 3,963                     4,463
Postretirement benefits other than pensions                                      617                       608
Pensions                                                                         455                        92
Other liabilities                                                                 83                        96
Commitments and contingencies
Minority interests                                                                59                       119
Series B Convertible preferred stock                                                                         7
Shareholders' equity:
  Preferred stock - Par value $100.00 per share;
    Shares authorized: 10 million
      Series C mandatory convertible preferred stock -
      Shares issued: 5.75 million; Shares outstanding:  1.55 million             155
  Common stock - Par value $0.50 per share; Shares authorized:
      3.8 billion; Shares issued: 1,267 million and 1,023 million                634                       512
  Additional paid-in capital                                                   9,695                     9,532
  Accumulated deficit                                                         (4,921)                   (3,610)
  Treasury stock, at cost: 70 million and 79 million                            (702)                     (827)
  Accumulated other comprehensive loss                                          (170)                     (193)
                                                                         -----------               -----------
    Total shareholders' equity                                                 4,691                     5,414
                                                                         -----------               -----------

Total Liabilities and Shareholders' Equity                               $    11,548               $    12,793
                                                                         ===========               ===========

The accompanying notes are an integral part of these statements.


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                       (Unaudited; in millions)
                                                                                            For the year ended
                                                                                               December 31,
                                                                                         -----------------------
                                                                                            2002         2001
                                                                                         ----------    ---------
Cash Flows from Operating Activities:
   Loss from continuing operations                                                       $  (1,780)    $ (5,532)
   Adjustments to reconcile loss from continuing operations
      to net cash (used in) provided by operating activities:
     Amortization of purchased intangibles                                                      43           76
     Amortization of goodwill                                                                               363
     Depreciation                                                                              618          621
     Restructuring, impairment and other charges                                             2,080        5,717
     Inventory write-down                                                                                   333
     Gain on repurchases of debt                                                              (176)
     Stock compensation charges                                                                             130
     Equity in earnings of associated companies in excess of dividends received                (25)         (94)
     Minority interests, net of dividends paid                                                 (98)         (22)
     Deferred tax benefit                                                                     (624)        (511)
     Interest expense on convertible debentures                                                 38           41
     Tax benefit on stock options                                                                            27
     Restructuring payments                                                                   (276)         (77)
     Increases in restricted cash                                                              (53)
     Changes in certain working capital items                                                  (43)         240
     Other, net                                                                                (28)          70
                                                                                          --------      -------
Net cash (used in) provided by operating activities                                           (324)       1,382
                                                                                          --------      -------

Cash Flows from Investing Activities:
   Capital expenditures                                                                       (357)      (1,741)
   Acquisitions of businesses, net of cash acquired                                            (56)         (66)
   Proceeds from sale or disposal of assets, net                                                92           67
   Net increase in long-term investments and other long-term assets                            (31)        (113)
   Proceeds from sale of precision lens business, net                                          787
   Short-term investments - acquisitions                                                    (2,177)      (1,320)
   Short-term investments - liquidations                                                     2,742          853
   Restricted investments - acquisitions                                                      (117)
   Restricted investments - liquidations                                                        88
   Other, net                                                                                   (2)           4
                                                                                          --------      -------
Net cash provided by (used in) investing activities                                            969       (2,316)
                                                                                          --------      -------

Cash Flows from Financing Activities:
   Net (decrease) increase in loans payable                                                   (490)         181
   Proceeds from issuance of long-term debt                                                     11          735
   Repayments of long-term debt                                                               (325)        (104)
   Redemption of Series B preferred stock                                                       (7)
   Proceeds from issuance of Series C preferred stock, net                                     557
   Proceeds from issuance of common stock, net                                                  52          247
   Repurchases of common stock                                                                 (23)
   Redemption of common stock for income tax withholding                                        (1)         (42)
   Cash dividends paid to preferred and common shareholders                                    (88)        (113)
                                                                                          --------      -------
Net cash (used in) provided by financing activities                                           (314)         904
                                                                                          --------      -------
Effect of exchange rates on cash                                                                43           (7)
                                                                                          --------      -------
Cash provided by (used in) continuing operations                                               374          (37)
Cash provided by (used in) discontinued operations                                              60           (5)
                                                                                          --------      -------
Net increase (decrease) in cash and cash equivalents                                           434          (42)
Cash and cash equivalents at beginning of year                                               1,037        1,079
                                                                                          --------      -------

Cash and cash equivalents at end of year                                                  $  1,471      $ 1,037
                                                                                          ========      =======

The accompanying notes are an integral part of these statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 Quarter 4, 2002
                                   (Unaudited)


1.   Discontinued Operations

On December 13, 2002, Corning completed the sale of its precision lens business based in Cincinnati, OH to 3M Company. The cash proceeds from the sale approximated $800 million and the gain on the sale is approximately $415 million, net of tax. Also, in 2003 Corning could receive approximately $50 million of additional proceeds related to this transaction.

The precision lens business is accounted for as a discontinued operation and therefore, its results of operations and cash flows have been removed from Corning's results of continuing operations for all periods presented.

Summarized selected financial information related to the precision lens business is as follows:

(Dollars in millions)
                                    For the                   For the
                               three months ended           year ended
                                   December 31,             December 31,
                             ----------------------     --------------------
                                 2002       2001          2002       2001
                                 ----       ----          ----       ----

Net sales                     $      65   $      57     $    268   $     225
                              =========   =========     ========   =========


Income (loss) before taxes    $      26   $      (1)    $    100   $      50
Gain on sale before taxes           652                      652
Income tax expense (benefit)        248         (12)         274          16
                              ---------   ---------     --------   ---------

Net income                    $     430   $      11     $    478   $      34
                              =========   =========     ========   =========

2.   Restructuring Actions

Fourth Quarter
On October 30, 2002, Corning announced its intent to take additional measures to attain profitability in 2003. The continued decline in demand in the Telecommunications Segment required further restructuring to bring capacity in line with current revenues. The fourth quarter actions included:

..    closings  of two fiber  manufacturing  facilities  and the  mothballing  of another,
..    reductions in capacity and employment in Corning's cabling and hardware and equipment locations worldwide, and
..    permanent   closure  of  the   photonic   technologies   thin  film  filter
     manufacturing facility in Marlborough, MA.

In addition, Corning decided to divest its portfolio of cost investments in private telecommunications related businesses.

As a result of these actions, Corning recorded a charge of $652 million ($516 million after-tax) impacting approximately 2,500 employees which included a restructuring charge of $190 million, a charge to impair plant and equipment of $415 million and a $47 million write-down of cost investments. Approximately one quarter of this charge is expected to be paid in cash. Corning recorded $1,271 million ($929 million after-tax and minority interest) for restructuring actions for the full year.

Restructuring Charges
---------------------
During the fourth quarter, Corning recorded restructuring charges of $190 million. The charge included employee separation costs of $137 million (including curtailment losses related to pension and health care plans) and exit costs of $62 million offset by a $9 million reduction in the 2001 restructuring reserves. During the fourth quarter Corning paid employee related separation costs of $78 million and other exit costs of $5 million. For the full year Corning recorded charges of $376 million for employee separation costs and $85 million of exit costs offset by a $14 million reduction in reserves from the 2001 Restructuring Actions. As of December 31, 2002, approximately 5,100 of the 7,100 employees had been separated under the plans.

Impairment of Plant and Equipment
---------------------------------
Corning recorded $421 million in the fourth quarter to impair plant and equipment relating to facilities to be shutdown or disposed, offset by a $6 million reduction in the impairments resulting from the 2001 Restructuring Actions. For the full year, Corning recorded $712 million for impairment charges related to plant and equipment, offset by an $11 million reduction in impairments related to 2001 Restructuring Actions.

3.   Impairment of Long-Lived Assets Other Than Goodwill

Photonic Technologies Business
The photonic technologies business is a manufacturer of photonic modules and components for the worldwide telecommunications industry and is reported in the Telecommunications Segment. The telecommunications market is undergoing a dramatic decline in demand for telecommunication products as major buyers of network equipment in this industry have reduced their capital spending plans over the past two years and are expected to continue in the near future. This negative trend is expected to continue into the foreseeable future. Corning continues to evaluate strategic alternatives for this business.

In the fourth quarter, Corning determined that a test for impairment of long-lived assets in this business was appropriate and that the carrying value of the long-lived assets of this business are not recoverable. As a result, Corning recorded a $269 million ($195 million after-tax) write-down of the assets, which was reflected in the line item "Restructuring, impairment and other charges" in the income statement.

Conventional Video Components Business
Corning Asahi Video Products Company, a 51% owned consolidated subsidiary, (conventional video components business) is a manufacturer of glass panels and funnels for use in conventional tube televisions and is reported in the Technologies Segment. The conventional tube television segment of the market in North America is very mature and the conventional tube market is undergoing intense competition and price pressure at this time.

This market trend combined with cash losses in this business in the short-term indicated an evaluation for the recoverability of the long-lived assets of the business was required and management determined that the long-lived assets of the business have been impaired. This evaluation resulted in a $140 million ($44 million after-tax and minority interest) write-down of the assets, which was reflected in the line item "Restructuring, impairment and other charges" in the income statement.

4.   Impairment of Goodwill

Corning adopted Statement of Financial Accounting Standards (SFAS) No. 142, which requires that goodwill be reviewed for impairment upon adoption of SFAS No. 142 (January 1, 2002) and annually thereafter. Corning performed an initial benchmark assessment upon adoption at January 1, 2002, and determined that a transition charge was not required. Corning chose the fourth quarter to conduct its annual test for impairment.

Upon completion of the annual assessment, Corning recorded an impairment charge of $400 million ($294 million after-tax) to reduce the carrying value of goodwill in the telecommunications reporting unit to its estimated fair value of $1.6 billion. The impairment charge is non-cash in nature.

5.   Gain on Repurchases of Debt

During the fourth quarter of 2002, Corning repurchased and retired a portion of its zero coupon convertible debentures with an accreted value of $215 million in exchange for cash of $125 million in a series of open-market repurchases. Corning recorded a gain of $86 million ($53 million after-tax) on these transactions, net of the write-off of the unamortized issuance costs.

Corning repurchased and retired zero-coupon convertible debentures with an accreted value of $493 million in exchange for cash of $308 million for the year ended December 31, 2002. Corning has recorded gains of $176 million ($108 million after-tax) on these transactions for the year ended December 31, 2002.

Through January 23, 2003, Corning spent $158 million of cash to repurchase and retire additional zero-coupon convertible debentures.

6.   Income Taxes

Corning's effective income tax benefit rate for the three and twelve month periods ended December 31, 2002, was 24.4% and 26.7%, respectively. The income tax benefit rate in the fourth quarter and the year end 2002 was impacted by restructuring, impairment and other charges and the gain on repurchases of debt. The effective income tax benefit rate without consideration of these items for the fourth quarter and the year end 2002 was 33.9% and 30.0%. The effective income tax benefit rate in the fourth quarter and the year ended is lower than the U.S. federal statutory income tax rate of 35% due to the impact of nondeductible expenses and losses.

The effective income tax benefit rate for the three and twelve months ended December 31, 2001, was 36.4% and 7.6%. The effective income tax benefit rate for the full year is much lower than the U.S. federal statutory income tax rate primarily due to non-tax deductible impairment and amortization of acquired intangibles and goodwill.

7.   Equity in Earnings of Associated Companies

Equity earnings in the fourth quarter included charges of $20 million primarily due to an equity investee incurring restructuring and impairment charges. Equity earnings for the full year included $34 million of impairments as Corning impaired an international cabling venture for $14 million in the second quarter. These charges are included in the results of the Telecommunications Segment.

8.   Supplementary Statement of Cash Flows Data

Supplemental disclosure of cash flow information is as follows (in millions):

                                                          For the year ended
                                                             December 31,
                                                         --------------------
                                                            2002       2001
                                                         --------    --------

Changes in certain working capital items:
     Trade accounts receivable                           $    153    $    666
     Inventories                                              135         (47)
     Other current assets                                    (171)         92
     Accounts payable and other current liabilities,
        net of restructuring payments                        (160)       (471)
                                                         --------    --------
     Total                                               $    (43)   $    240
                                                         ========    ========

9.   Operating Segments

Corning  previously   grouped  its  products  into  three  operating   segments:
Telecommunications, Advanced Materials and Information Display. Beginning in the fourth quarter of 2002, Corning's reportable segments consist of the following:
Telecommunications and Technologies. As a result of the fourth quarter sale of the precision lens business and the reduced significance of the conventional video components business, management realigned the remainder of the Information Display Segment with the businesses previously reported in the Advanced Materials Segment to create the Technologies Segment. The precision lens business is reported as a discontinued operation and therefore its results have been excluded from segment reporting. Also, in the second quarter of 2002, Corning revised its definition of segment net income. Prior to the second quarter, Corning disclosed restructuring and impairment charges and acquisition-related charges by segment but excluded this from quantitative segment results. These charges have now been included in the segment net income and historical periods have been conformed to this presentation. Corning also includes the earnings of equity affiliates that are closely associated with Corning's operating segments in segment net income. Segment amounts exclude
revenues,   expenses  and  equity  earnings  not  specifically  identifiable  to segments.

Corning prepared the financial results for its operating segments on a basis that is consistent with the manner in which Corning management internally disaggregates financial information to assist in making internal operating decisions. Corning has allocated certain common expenses among segments differently than it would for stand alone financial information prepared in accordance with generally accepted accounting principles. These expenses include interest, taxes and corporate functions. Segment net income may not be consistent with measures used by other companies.

($ in millions)
                                                                          For the                        For the
                                                                    three months ended                 year ended
                                                                       December 31,                   December 31,
                                                                  ----------------------         ----------------------
                                                                     2002         2001             2002          2001
                                                                  ---------     --------         ---------    ---------
Telecommunications
Net sales                                                         $     363     $    543         $   1,631    $   4,458
Research, development and engineering expenses                    $      65     $    108         $     308    $     474
Restructuring, impairment and other charges (related
  tax benefit, $299, $119, $452, $282, respectively)              $   1,263     $    293         $   1,722    $   5,404
Interest expense                                                  $      15     $     32         $      99    $     104
Income tax benefit                                                $    (376)    $   (249)        $    (722)   $    (336)
Segment loss before minority interests and equity earnings        $  (1,123)    $   (451)        $  (1,838)   $  (5,215)
    Minority interests                                                    1                              1
    Equity in (losses) earnings of associated companies,
      net of impairments (a)                                            (34)          (3)              (60)          12
                                                                  ---------     --------         ---------    ---------
Segment net loss                                                  $  (1,156)    $   (454)        $  (1,897)   $  (5,203)
                                                                  =========     ========         =========    =========

Technologies
Net sales                                                         $     367     $    367         $   1,513    $   1,568
Research, development and engineering expenses                    $      50     $     40         $     177    $     151
Restructuring, impairment and other charges (related
  tax benefit, $27, $48, $30, $48, respectively)                  $     141     $    122         $     150    $     122
Interest expense                                                  $      19     $     15         $      71    $      48
Income tax benefit                                                $     (33)    $    (53)        $     (28)   $     (38)
Segment loss before minority interests and equity earnings        $    (132)    $   (126)        $    (145)   $     (53)
    Minority interests (includes $68, $0, $70, $0, respectively,
      related to impairment and restructuring charges)                   80           24                96           13
    Equity in earnings of associated companies                           51           32               168          132
                                                                  ---------     --------         ---------    ---------
Segment net (loss) income                                         $      (1)    $    (70)        $     119    $      92
                                                                  =========     ========         =========    =========

Total Segments
Net sales                                                         $     730     $    910         $   3,144    $   6,026
Research, development and engineering expenses                    $     115     $    148         $     485    $     625
Restructuring, impairment and other charges (related
  tax benefit, $326, $167, $482, $330, respectively)              $   1,404     $    415         $   1,872    $   5,526
Interest expense                                                  $      34     $     47         $     170    $     152
Income tax benefit                                                $    (409)    $   (302)        $    (750)   $    (374)
Segment loss before minority interests and equity earnings        $  (1,255)    $   (577)        $  (1,983)   $  (5,268)
    Minority interests                                                   81           24                97           13
    Equity in earnings of associated companies, net of
      impairments (a)                                                    17           29               108          144
                                                                  ---------     --------         ---------    ---------
Segment net loss                                                  $  (1,157)    $   (524)        $  (1,778)   $  (5,111)
                                                                  =========     ========         =========    =========


A reconciliation of the totals reported for the operating segments to the applicable line items in the consolidated financial statements is as follows (in millions):

                                                                         For the                         For the
                                                                    three months ended                 year ended
                                                                       December 31,                   December 31,
                                                                  ----------------------         ----------------------
                                                                     2002         2001             2002          2001
                                                                  ---------     --------         ---------    ---------
Net Sales
       Total segment net sales                                    $     730     $    910         $   3,144    $   6,026
       Non-segment net sales (b)                                          6            7                20           21
                                                                  ---------     --------         ---------    ---------
           Total net sales                                        $     736     $    917         $   3,164    $   6,047
                                                                  =========     ========         =========    =========


Loss from Continuing Operations
       Total segment net loss (c)                                 $  (1,157)    $   (524)        $  (1,778)   $  (5,111)
           Unallocated items:
       Non-segment income (loss) and other (b)                          (12)         (43)                4          (33)
       Amortization of goodwill (d)                                                  (35)                          (363)
       Non-segment restructuring, impairment and
         other charges (e)                                              (57)        (191)             (208)        (191)
       Interest income (f)                                                7           18                41           68
       Gain on repurchases of debt (f)                                   86                            176
       Income tax (expense) benefit (g)                                  (8)         109               (24)          94
       Minority interests                                                                                1
       Equity in earnings of associated companies (b)                     2                              8            4
                                                                  ---------     --------         ---------    ---------

           Loss from continuing operations                        $  (1,139)    $   (666)        $  (1,780)   $  (5,532)
                                                                  =========     ========         =========    =========

(a) Equity losses in 2002 include $20 million of charges primarily related to restructuring and impairments recorded in the fourth quarter. See Note 7.
(b)  Includes amounts derived from corporate investments and activities.
(c)  Includes royalty, interest and dividend income.
(d)  Amortization  of  goodwill  relates  primarily  to  the  Telecommunications
     Segment.
(e) Amount includes special termination benefits and pension and postretirement benefit curtailment charges of $5 million and $40 million recorded in the fourth quarter and full year of 2002, respectively. The balance of the charge relates to restructuring and impairment charges in the corporate research and administrative staff organizations.
(f) Corporate interest income and gain on repurchases of debt is not allocated to reportable segments.
(g)  Includes tax associated with unallocated items.

10.  Accounting Change

In June 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets." Among other provisions, goodwill will no longer be amortized but will be subject to impairment tests at least annually. SFAS No. 142 was effective for Corning on January 1, 2002. Corning completed its initial impairment review during the first quarter and concluded a transitional impairment charge from the adoption of the standard was not required.

Corning has selected the fourth quarter to conduct annual  impairment tests. See
Note 4 for the results of the impairment test. The goodwill related to the Telecommunications Segment is $1.6 billion at December 31, 2002.

The following table presents a reconciliation of reported net loss and loss per share to adjusted net loss and loss per share, as if SFAS No. 142 had been in effect as follows:

                                                                          For the three                For the
                                                                          months ended               year ended
(In millions, except per share amounts)                                 December 31, 2001         December 31, 2001
--------------------------------------------------------------------------------------------------------------------
Reported net loss                                                          $    (655)                $  (5,498)
Addback:  Amortization of goodwill, net of income taxes                           31                       345
                                                                           ---------                 ---------
Adjusted net loss                                                          $    (624)                $  (5,153)
                                                                           =========                 =========

Reported loss per share - basic and diluted                                $   (0.69)                $   (5.89)
Addback:  Amortization of goodwill, net of income taxes                         0.03                      0.37
                                                                           ---------                 ---------
Adjusted loss per share - basic                                            $   (0.66)                $   (5.52)
                                                                           =========                 =========

11.  Reclassifications

Certain   amounts  in  2001  have  been   reclassified   to  conform  with  2002
classifications.


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                   CONSOLIDATED STATEMENTS OF INCOME
                                RESTATED FOR PRESENTATION OF PRECISION LENS AS A DISCONTINUED OPERATION
                                           (Unaudited; in millions, except per share amounts)


                                                      For the three   For the three      For the three   For the nine
                                                      months ended    months ended       months ended    months ended
                                                        March 31,       June 30,           Sept. 30,      Sept. 30,
                                                          2002            2002               2002           2002
                                                      -------------   -------------      -------------   ------------
Net sales                                              $     839       $     827          $     762       $   2,428
Cost of sales                                                655             643                633           1,931
                                                       ---------       ---------          ---------       ---------

Gross margin                                                 184             184                129             497

Operating expenses:
    Selling, general and administrative expenses             188             188                157             533
    Research, development and engineering expenses           126             131                113             370
    Amortization of purchased intangibles                     11              11                 11              33
    Restructuring, impairment and other charges                              494                125             619
                                                       ---------       ---------          ---------       ---------

Operating loss                                              (141)           (640)              (277)         (1,058)

Interest income                                               14              10                 10              34
Interest expense                                             (48)            (44)               (44)           (136)
Gain on repurchases of debt                                                   68                 22              90
Other expense, net                                            (9)                                (1)            (10)
                                                       ---------       ---------          ---------       ---------

Loss from continuing operations before income taxes         (184)           (606)              (290)         (1,080)
Income tax benefit                                           (50)           (184)               (91)           (325)
                                                       ---------       ---------          ---------       ---------

Loss from continuing operations before minority             (134)           (422)              (199)           (755)
  interests and equity earnings
Minority interests                                             6               6                  5              17
Equity in earnings of associated companies, net of
  impairments                                                 30              25                 42              97
                                                       ---------       ---------          ---------       ---------

Loss from continuing operations                              (98)           (391)              (152)           (641)
Income from discontinued operations, net of
  income taxes                                                 8              21                 19              48
                                                       ---------       ---------          ---------       ---------

Net loss                                                     (90)           (370)              (133)           (593)

Dividend requirements of preferred stock                                                       (128)           (128)
                                                       ---------       ---------          ---------       ---------

Loss attributable to common shareholders               $     (90)      $    (370)         $    (261)      $    (721)
                                                       =========       =========          =========       =========

Basic and diluted (loss) earnings per common share
    Continuing operations                              $   (0.10)      $   (0.41)         $   (0.27)      $   (0.79)
    Discontinued operations                                                 0.02               0.02            0.05
                                                       ---------       ---------          ---------       ---------
Net loss per common share                              $   (0.10)      $   (0.39)         $   (0.25)      $   (0.74)
                                                       =========       =========          =========       =========

Shares used in computing per share amounts for
  basic and diluted loss per common share                    945             948              1,036             977
                                                       =========       =========          =========       =========

The accompanying notes are an integral part of these statements.


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                          OPERATING SEGMENTS
                                   RESTATED FOR NEW SEGMENT AND DISCONTINUED OPERATIONS PRESENTATION
                                                       (Unaudited, in millions)

                                                      For the three   For the three      For the three   For the nine
                                                      months ended    months ended       months ended    months ended
                                                       March 31,        June 30,           Sept. 30,       Sept. 30,
                                                          2002            2002               2002            2002
                                                      -------------   -------------      -------------   ------------
Telecommunications
Net sales                                              $     465       $     437          $     366       $   1,268
Research, development and engineering expenses         $      86       $      86          $      71       $     243
Restructuring, impairment and other charges
  (related tax benefit, $0, $125, $28 and $153,
  respectively)                                                        $     369          $      90       $     459
Interest expense                                       $      32       $      25          $      27       $      84
Income tax benefit                                     $     (64)      $    (191)         $     (91)      $    (346)
Segment loss before equity earnings                    $    (138)      $    (384)         $    (193)      $    (715)
Equity in losses of associated companies                      (4)            (17)                (5)            (26)
                                                       ---------       ---------          ---------       ---------
Segment net loss                                       $    (142)      $    (401)         $    (198)      $    (741)
                                                       =========       =========          =========       =========

Technologies
Net sales                                              $     369       $     385          $     392       $   1,146
Research, development and engineering expenses         $      40       $      45          $      42       $     127
Restructuring, impairment and other charges
  (related tax benefit, $0, $1, $2 and $3,
  respectively)                                                        $       3          $       6       $       9
Interest expense                                       $      16       $      17          $      19       $      52
Income tax (benefit) expense                           $      (1)      $       5          $       1       $       5
Segment loss before minority interests and
  equity earnings                                      $      (4)      $      (4)         $      (5)      $     (13)
Minority interests                                             6               5                  5              16
Equity in earnings of associated companies                    33              41                 43             117
                                                       ---------       ---------          ---------       ---------
Segment net income                                     $      35       $      42          $      43       $     120
                                                       =========       =========          =========       =========

Total Segments
Net sales                                              $     834       $     822          $     758       $   2,414
Research, development and engineering expenses         $     126       $     131          $     113       $     370
Restructuring, impairment and other charges
  (related tax benefit, $0, $126, $30 and $156,
  respectively)                                                        $     372          $      96       $     468
Interest expense                                       $      48       $      42          $      46       $     136
Income tax benefit                                     $     (65)      $    (186)         $     (90)      $    (341)
Segment loss before minority interests and
  equity earnings                                      $    (142)      $    (388)         $    (198)      $    (728)
Minority interests                                             6               5                  5              16
Equity in earnings of associated companies                    29              24                 38              91
                                                       ---------       ---------          ---------       ---------
Segment net loss                                       $    (107)      $    (359)         $    (155)      $    (621)
                                                       =========       =========          =========       =========



                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                          OPERATING SEGMENTS
                                   RESTATED FOR NEW SEGMENT AND DISCONTINUED OPERATIONS PRESENTATION
                                                       (Unaudited, in millions)


                                                      For the three   For the three      For the three   For the nine
                                                      months ended    months ended       months ended    months ended
                                                        March 31,       June 30,           Sept. 30,      Sept. 30,
                                                          2002            2002               2002            2002
                                                      -------------   -------------      -------------   ------------
Reconciliation:

Net sales
    Total segment net sales                            $     834       $     822          $     758       $   2,414
    Non-segment net sales                                      5               5                  4              14
                                                       ---------       ---------          ---------       ---------
Total net sales                                        $     839       $     827          $     762       $   2,428
                                                       =========       =========          =========       =========

Loss from Continuing Operations
    Total segment loss                                 $    (107)      $    (359)         $    (155)      $    (621)
       Unallocated items:
    Non-segment income (loss) and other                        9              12                 (5)             16
    Non-segment restructuring, impairment
      and other charges                                                     (122)               (29)           (151)
    Interest income                                           14              10                 10              34
    Gain on repurchases of debt                                               68                 22              90
    Income tax (expense) benefit                             (15)             (2)                 1             (16)
    Minority interests                                                         1                                  1
    Equity in earnings of associated companies                 1               1                  4               6
                                                       ---------       ---------          ---------       ---------
Loss from continuing operations                        $     (98)      $    (391)         $    (152)      $    (641)
                                                       =========       =========          =========       =========


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                  QUARTERLY SEGMENT SALES INFORMATION
                                                       (Unaudited; in millions)


                                                                                  2002
                                                     -------------------------------------------------------------
                                                         Q1           Q2           Q3           Q4          Total
                                                     --------     --------      -------      -------      --------
Telecommunications
   Fiber and cable                                   $    255     $    212      $   195      $   197      $    859
   Hardware and equipment                                 135          153          136          128           552
   Photonic technologies (a)                               36           39           17           19           111
   Controls and connectors                                 39           33           18           19           109
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    465     $    437      $   366      $   363      $  1,631
                                                     ========     ========      =======      =======      ========


Technologies
   Display technologies                              $     93     $    102      $   106      $   104      $    405
   Environmental                                           94          102          102           96           394
   Life sciences                                           70           74           71           65           280
   Conventional video components                           43           41           47           35           166
   Other technologies businesses                           69           66           66           67           268
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    369     $    385      $   392      $   367      $  1,513
                                                     ========     ========      =======      =======      ========


                                                                                  2001
                                                     -------------------------------------------------------------
                                                         Q1           Q2           Q3           Q4          Total
                                                     --------     --------      -------      -------      --------
Telecommunications
   Fiber and cable                                   $    875     $    939      $   779      $   296      $  2,889
   Hardware and equipment                                 248          231          187          151           817
   Photonic technologies                                  250          168           76           53           547
   Controls and connectors                                 60           55           47           43           205
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $  1,433     $  1,393      $ 1,089      $   543      $  4,458
                                                     ========     ========      =======      =======      ========


Technologies
   Display technologies                              $     62     $     87      $    79      $    95      $    323
   Environmental                                          108           96           90           85           379
   Life sciences                                           70           69           65           63           267
   Conventional video components                           86           73           47           46           252
   Other technologies businesses                          104           86           79           78           347
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    430     $    411      $   360      $   367      $  1,568
                                                     ========     ========      =======      =======      ========

(a)  Optical  network   devices   business  has  been  combined  with  photonics
     technologies for all periods presented.


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                   CONSOLIDATED STATEMENTS OF INCOME
                                          (Unaudited; in millions, except per share amounts)
                                                          Q4 '02 vs. Q3 `02

                                                                             For the three months ended
                                                                            December 31,      September 30,
                                                                                2002             2002
                                                                            ------------      -------------
Net sales                                                                    $     736         $     762
Cost of sales                                                                      631               633
                                                                             ---------         ---------

Gross margin                                                                       105               129

Operating expenses:
   Selling, general and administrative expenses                                    183               157
   Research, development and engineering expenses                                  113               113
   Amortization of purchased intangibles                                            10                11
   Restructuring, impairment and other charges                                   1,461               125
                                                                             ---------         ---------

Operating loss                                                                  (1,662)             (277)

Interest income                                                                      7                10
Interest expense                                                                   (43)              (44)
Gain on repurchases of debt                                                         86                22
Other expense, net                                                                 (28)               (1)
                                                                             ---------         ---------

Loss from continuing operations before income taxes                             (1,640)             (290)
Benefit for income taxes                                                          (401)              (91)
                                                                             ---------         ---------

Loss from continuing operations before minority interests
  and equity earnings                                                           (1,239)             (199)
Minority interests                                                                  81                 5
Equity in earnings of associated companies, net of impairments                      19                42
                                                                             ---------         ---------

Loss from continuing operations                                                 (1,139)             (152)
Income from discontinued operations, net of income taxes                           430                19
                                                                             ---------         ---------

Net loss                                                                          (709)             (133)

Dividend requirements of preferred stock                                                            (128)
                                                                             ---------         ---------

Net loss attributable to common shareholders                                 $    (709)        $    (261)
                                                                             =========         =========

Basic and diluted loss per common share
     Continuing operations                                                       (0.96)            (0.27)
     Discontinued operations                                                      0.36              0.02
                                                                             ---------         ---------
Net loss per common share                                                    $   (0.60)        $   (0.25)
                                                                             =========         =========

Shares used in computing per share amounts for
  basic and diluted loss per common share                                        1,188             1,036
                                                                             =========         =========


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                      CONSOLIDATED BALANCE SHEETS
                                                       (Unaudited; in millions)
                                                           Q4 '02 vs. Q3 `02

                                                                                         December 31,      September 30,
                                                                                             2002              2002
                                                                                         ------------      -------------
Assets
Current assets:
   Cash and cash equivalents                                                              $   1,471         $     983
   Short-term investments, at fair value                                                        619               618
                                                                                          ---------         ---------
     Total cash and short-term investments                                                    2,090             1,601
   Trade accounts receivable, net of doubtful accounts and allowances - $59 and $48             470               541
   Inventories                                                                                  559               619
   Deferred income taxes                                                                        296               380
   Other current assets                                                                         410               374
                                                                                          ---------         ---------

       Total current assets                                                                   3,825             3,515
                                                                                          ---------         ---------

Restricted cash and investments                                                                  82                70
Investments:
   Associated companies, at equity                                                              746               696
   Others, at cost or fair value                                                                 23                74
                                                                                          ---------         ---------
     Total investments                                                                          769               770
                                                                                          ---------         ---------
Property, net of accumulated depreciation - $3,375 and $3,405                                 3,705             4,592
Goodwill, net of accumulated amortization - $661                                              1,715             2,113
Other intangible assets, net of accumulated amortization - $104 and $120                        261               378
Deferred income taxes                                                                           887               478
Other assets                                                                                    304               266
                                                                                          ---------         ---------

Total Assets                                                                              $  11,548         $  12,182
                                                                                          =========         =========

Liabilities and Shareholders' Equity
Current liabilities:
   Loans payable                                                                          $     204         $     213
   Accounts payable                                                                             339               286
   Other accrued liabilities                                                                  1,137               976
                                                                                          ---------         ---------

       Total current liabilities                                                              1,680             1,475

Long-term debt                                                                                3,963             4,173
Postretirement benefits other than pensions                                                     617               618
Pensions                                                                                        455               287
Other liabilities                                                                                83                94
Commitments and contingencies
Minority interests                                                                               59               138
Series B convertible preferred stock
Shareholders' equity:
   Preferred stock - Par value $100.00 per share; Shares authorized: 10 million
   Series C mandatory convertible preferred stock - Shares issued: 5.75 million;
   Shares outstanding: 1.55 million and 2.45 million                                            155               245
   Common stock - Par value $0.50 per share; Shares authorized: 3.8 billion;
     Shares issued: 1,267 million and 1,222 million                                             634               611
   Additional paid in capital                                                                 9,695             9,620
   Accumulated deficit                                                                       (4,921)           (4,212)
   Cost of 70 million and 74 million shares of common stock in treasury                        (702)             (736)
   Accumulated other comprehensive loss                                                        (170)             (131)
                                                                                          ---------         ---------
       Total shareholders' equity                                                             4,691             5,397
                                                                                          ---------         ---------

Total Liabilities and Shareholders' Equity                                                $  11,548         $  12,182
                                                                                          =========         =========


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                       (Unaudited; in millions)
                                                           Q4 '02 vs. Q3 `02
                                                                                  For the three months ended
                                                                               December 31,        September 30,
                                                                                   2002                2002
                                                                             ----------------    ---------------
Cash Flows from Operating Activities:
   Loss from continuing operations                                               $(1,139)           $   (153)
   Adjustments to reconcile loss from continuing operations
     to net cash used in operating activities:
      Amortization of purchased intangibles                                           10                  11
      Depreciation                                                                   147                 154
      Restructuring, impairment and other charges                                  1,461                 125
      Gain on repurchases of debt                                                    (86)                (22)
      Equity in earnings of associated companies
        in excess of dividends received                                              (21)                (32)
      Minority interests, net of dividends paid                                      (81)                 (5)
      Deferred tax benefit                                                          (479)                (20)
      Interest expense on convertible debentures                                       8                   9
      Restructuring payments                                                         (83)                (77)
      Increases in restricted cash                                                   (33)                (20)
      Changes in certain working capital items                                       148                  (4)
      Other, net                                                                      45                   5
                                                                                 -------            --------
Net cash used in operating activities                                               (103)                (29)
                                                                                 -------            --------

Cash Flows from Investing Activities:
   Capital expenditures                                                              (78)                (69)
   Acquisitions of businesses, net of cash acquired                                  (27)                (29)
   Proceeds from sale or disposal of assets, net                                      30                  26
   Net increase in long-term investments and other
     long-term assets                                                                (13)                 (9)
   Proceeds from sale of precision lens business, net                                787
   Short-term investments - acquisitions                                            (620)               (710)
   Short-term investments - liquidations                                             619                 475
   Restricted investments - acquisitions                                                                (117)
   Restricted investments - liquidations                                              21                  67
                                                                                 -------            --------
Net cash provided by (used in) investing activities                                  719                (366)
                                                                                 -------            --------

Cash Flows from Financing Activities:
   Net increase (decrease) in loans payable                                           12                 (28)
   Repayments of long-term debt                                                     (135)                (35)
   Redemption of Series B preferred stock                                                                 (7)
   Proceeds from issuance of Series C preferred stock, net                            (1)                558
   Proceeds from issuance of common stock, net                                         5                  14
   Redemption of common stock for income tax withholding                                                  (1)
   Repurchases of common stock                                                                           (23)
   Cash dividends paid to preferred shareholders                                     (21)                (67)
                                                                                 -------            --------
Net cash (used in) provided by financing activities                                 (140)                411
                                                                                 -------            --------

Effect of exchange rate changes on cash and cash equivalents                          20
                                                                                 -------            --------
Cash provided by continuing operations                                               496                  16
Cash (used in) provided by discontinued operations                                    (8)                 27
                                                                                 -------            --------
Net increase in cash and cash equivalents                                            488                  43
Cash and cash equivalents at beginning of period                                     983                 940
                                                                                 -------            --------

Cash and cash equivalents at end of period                                       $ 1,471            $    983
                                                                                 =======            ========


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                          OPERATING SEGMENTS
                                                       (Unaudited; in millions)
                                                           Q4 '02 vs. Q3 `02


                                                                          For the                        For the
                                                                    three months ended             three months ended
                                                                     December 31, 2002             September 30, 2002
                                                                  ----------------------         ----------------------
Telecommunications
Net sales                                                                $     363                      $    366
Research, development and engineering expenses                           $      65                      $     71
Restructuring, impairment and other charges (related tax
  benefit, $299, $28, respectively)                                      $   1,263                      $     90
Interest expense                                                         $      15                      $     27
Income tax benefit                                                       $    (376)                     $    (91)
Segment loss before minority interests and equity losses                 $  (1,123)                     $   (193)
    Minority interests                                                           1
    Equity in losses of associated companies, net of impairments               (34)                           (5)
                                                                         ---------                      --------
Segment net loss                                                         $  (1,156)                     $   (198)
                                                                         =========                      ========

Technologies
Net sales                                                                $     367                      $    392
Research, development and engineering expenses                           $      50                      $     42
Restructuring, impairment and other charges (related tax
  benefit, $27, $2, respectively)                                        $     141                      $      6
Interest expense                                                         $      19                      $     19
Income tax (benefit) expense                                             $     (33)                     $      1
Segment loss before minority interests and equity earnings               $    (132)                     $     (5)
    Minority interests (includes $68, $2 related to impairment
      and restructuring charges)                                                80                             5
    Equity in earnings of associated companies                                  51                            43
                                                                         ---------                      --------
Segment net (loss) income                                                $      (1)                     $     43
                                                                         =========                      ========

Total Segments
Net sales                                                                $     730                      $    758
Research, development and engineering expenses                           $     115                      $    113
Restructuring, impairment and other charges (related tax
  benefit, $326, $30, respectively)                                      $   1,404                      $     96
Interest expense                                                         $      34                      $     46
Income tax benefit                                                       $    (409)                     $    (90)
Segment loss before minority interests and equity earnings               $  (1,255)                     $   (198)
    Minority interests                                                          81                             5
    Equity in earnings of associated companies, net of impairments              17                            38
                                                                         ---------                      --------
Segment net loss                                                         $  (1,157)                     $   (155)
                                                                         =========                      ========
